UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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BEACON ROOFING SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 11, 2020

To the shareholders of Beacon Roofing Supply, Inc.:

The 2020 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at The St. Regis Atlanta, 88 West Paces Ferry Road, Atlanta, GA 30305 on Tuesday, February 11, 2020, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of twelve members to our Board of Directors to hold office until the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020 (Proposal No. 2);
(3)

To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3);

(4)	To approve the share increase under the Company’s Second Amended and Restated 2014 Stock Plan (Proposal No. 4); and
(5)	The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (Nasdaq: BECN) at the close of business on December 17, 2019 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 9, 2020

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 11, 2020: This proxy statement and the fiscal year 2019 Annual Report are also available at www.proxydocs.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2020 Annual Meeting of Shareholders to be held at The St. Regis Atlanta, 88 West Paces Ferry Road, Atlanta, GA 30305 on Tuesday, February 11, 2020, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 9, 2020 to shareholders of record as of December 17, 2019. Shareholders should review the information provided in this proxy statement in conjunction with our 2019 Annual Report that accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This proxy statement and the 2019 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

i

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

The Beacon Roofing Supply, Inc. 2020 Annual Meeting of Shareholders will be held on Tuesday, February 11, 2020, beginning at 8:00 a.m., local time, at The St. Regis Atlanta, 88 West Paces Ferry Road, Atlanta, GA 30305.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; 4) approval of the share increase under the Company’s Second Amended and Restated 2014 Stock Plan; and 5) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Shareholders of record of our common stock and our Series A Cumulative Participating Preferred Stock (the “Preferred Stock”) at the close of business on December 17, 2019, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 68,752,818 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting. In addition, as of the record date, there were 400,000 shares of Preferred Stock outstanding, all of which are entitled to be voted at the annual meeting. The Preferred Stock is entitled to vote together with the common stock as a single class on each matter to come before the annual meeting, with a number of votes based on the number of shares of common stock into which the Preferred Stock is convertible as of the record date. Accordingly, the 400,000 shares of preferred stock are entitled to a total of 9,694,619 votes. As a result, a total of 78,447,437 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of common stock and Preferred Stock as of the record date.

A list of our shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock and Preferred Stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval. The holder of the Preferred Stock is entitled to an aggregate of 9,694,619 votes on each matter submitted to the shareholders for approval, based on the aggregate number of shares of common stock into which the Preferred Stock is convertible as of the record date.

Are there any requirements on how the holder of Preferred Stock must vote?

Pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions,” the holder of the Preferred Stock has agreed to vote in favor of each director nominated and recommended by the Board of Directors for election at the annual meeting. The holder is entitled to vote in its discretion on the other proposals described in this proxy statement.

Who can attend the meeting?

All of our shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock and Preferred Stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business.

What vote is required to approve each item?

The election of the twelve director nominees named in this proxy statement requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast for such election at the annual meeting. This means that the twelve nominees will be elected if they receive more “for” votes than any other person.

“Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of the nominees.

Ratification of the selection of Ernst & Young LLP, approval of the compensation of our named executive officers, and approval of the share increase under the Company’s Second Amended and Restated 2014 Stock Plan each requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a majority of votes cast on such proposal at the annual meeting (meaning that that number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal.) Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for these proposals.

Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that vote will not be binding on us and is advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock and Preferred Stock represented at the meeting, confirm the existence of a quorum and the validity and effect of proxies, and shall also count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock is represented at the annual meeting, the holders of shares representing a majority of the voting power so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Business Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; FOR approval of the executive compensation; and FOR approval of the share increase under the Company’s Second Amended and Restated 2014 Stock Plan.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR approval of the compensation of our named executive officers; (4) FOR approval of the share increase under the Company’s Second Amended and Restated 2014 Stock Plan; and (5) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon 401(k) Profit Sharing Plan or a Beacon employee holding shares on the Shareworks platform, you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation with our Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Who pays for costs relating to the proxy materials and annual meeting?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How many shares of stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock and our Preferred Stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock or our Preferred Stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and
•	All directors and executive officers as a group.

	Common stock beneficially owned[1]		Preferred stock beneficially owned
Name and address of beneficial owners	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of our common stock:
CD&R Boulder Holdings, L.P.[2]	23,451,980	29.9%	400,000	100.0%
c/o M&C Corporate Services Limited
P.O. Box 309, Ugland House
South Church Street
George Town, Grand Cayman, KY1-1104
Cayman Islands, British West Indies
The Vanguard Group[3]	6,171,198	9.0%
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc.[4]	5,031,890	7.3%
55 East 52nd Street
New York, NY 10055
Credit Suisse AG5	4,998,057	7.3%
Uetlibergstrasse 231
P.O. Box 900
CH 8070
Zurich, Switzerland
Dimensional Fund Advisors LP6	3,907,782	5.7%
6300 Bee Cave Road
Building One
Austin, TX 78746
Frontier Capital Management Co., LLC[7]	3,788,168	5.5%
99 Summer Street
Boston, MA 02110
TimesSquare Capital Management, LLC[8]	3,571,056	5.2%
7 Times Square, 42nd Floor
New York, NY 10036
Directors and named executive officers:
Robert R. Buck[9]	87,324	*
Julian G. Francis[10]	—	*
Joseph M. Nowicki[11]	87,791	*
C. Eric Swank[12]	67,635	*
Christopher A. Harrison[13]	48,171	*
Ross D. Cooper[14]	45,817	*
Paul M. Isabella[15]	405,404	*
Carl T. Berquist[16]	19,532	*
Barbara G. Fast[17]	4,697	*
Richard W. Frost[18]	53,216	*
Alan Gershenhorn[19]	12,362	*
Philip W. Knisely[20]	17,138	*
Robert M. McLaughlin[21]	22,532	*
Neil S. Novich[22]	32,867	*
Stuart A. Randle[23]	38,835	*
Nathan K. Sleeper[24]	5,512	*
Douglas L. Young[25]	14,967	*
All directors and executive officers as a group (17 persons):	963,800	1.4%

____________________________

*	Less than 1%
[1]

Except as noted otherwise, information concerning beneficial ownership of shares is as of December 17, 2019. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

[2]

Based on share information for CD&R Boulder Holdings, L.P. (“CD&R Stockholder”) as of September 25, 2019, reported on Schedule 13D filed by them on September 25, 2019. CD&R Stockholder is the beneficial owner of 23,451,980 shares of common stock (the “Common Shares”), consisting of 13,757,361 shares of common stock plus 9,694,619 shares of common stock on an as-converted basis (based on the initial conversion price of $41.26, as adjusted), which are issuable upon conversion, at the option of the holder, of the 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), that, as of December 17, 2019, were held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the Preferred Stock and Common Shares in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the Preferred Stock and Common Shares held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee comprised of more than ten investment professionals of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Preferred Stock and Common Shares directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership.

[3]

Based on the share information for The Vanguard Group as of December 31, 2018, reported on Schedule 13G filed by them on February 11, 2019. The Vanguard Group reported sole voting power with respect to 123,287 shares, shared voting power with respect to 7,815 shares, sole dispositive power with respect to 6,047,853 shares and shared dispositive power with respect to 123,345 shares.

[4]

Based on the share information for BlackRock, Inc. as of December 31, 2018, reported on Schedule 13G filed by them on February 4, 2019. BlackRock, Inc. reported sole voting power with respect to 4,751,631 shares, sole dispositive power with respect to 5,031,890 shares and shared voting and dispositive power with respect to none of the shares.

[5]

Based on the share information for Credit Suisse AG as of December 31, 2018, reported on Schedule 13G filed by them on February 13, 2019. Credit Suisse AG reported sole voting and dispositive power with respect to none of the shares and shared voting and dispositive power with respect to 4,998,057 shares.

[6]

Based on the share information for Dimensional Fund Advisors LP as of December 31, 2018, reported on Schedule 13G filed by them on February 8, 2019. Dimensional Fund Advisors LP reported sole voting power with respect to 3,825,761 shares, sole dispositive power with respect to 3,907,782 shares and shared voting and dispositive power with respect to none of the shares.

[7]

Based on the share information for Frontier Capital Management Co., LLC as of December 31, 2018, reported on Schedule 13G filed by them on February 11, 2019. Frontier Capital Management Co., LLC reported sole voting power with respect to 2,114,615 shares, sole dispositive power with respect to 3,788,168 shares and shared voting and dispositive power with respect to none of the shares.

[8]

Based on the share information for TimesSquare Capital Management, LLC as of December 31, 2018, reported on Schedule 13G filed by them on February 14, 2019. TimesSquare Capital Management, LLC reported sole voting power with respect to 3,326,116 shares, sole dispositive power with respect to 3,571,056 shares and shared voting and dispositive power with respect to none of the shares.

[9]	Includes 43,814 shares issuable upon the exercise of stock options.
[10]

Does not include 117,529 stock options, 29,159 restricted stock units with time-based vesting, or 77,573 restricted stock units with performance-based vesting that were unvested and outstanding as of the record date.

[1][1]	Includes 52,060 shares issuable upon the exercise of stock options.
[1][2]	Includes 30,641 shares issuable upon the exercise of stock options.
[1][3]	Includes 23,013 shares issuable upon the exercise of stock options.
[14]	Includes 27,972 shares issuable upon the exercise of stock options.
[15]	Based on share information for Mr. Isabella as of November 25, 2019. Includes 217,962 shares issuable upon the exercise of stock options.
[1][6]	Includes 9,532 restricted stock units with time-based vesting.
[1][7]	Consists of 4,697 restricted stock units with time-based vesting.
[1][8]

Includes 15,967 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[1][9]	Consists of 12,362 restricted stock units with time-based vesting.
[20]

Includes 11,138 restricted stock units with time-based vesting. Does not include 23,451,980 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Knisely may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Knisely disclaims such beneficial ownership.

[2][1]	Includes 5,340 restricted stock units with time-based vesting.
[2][2]

Includes 15,967 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[2][3]

Includes 9,118 restricted stock units with time-based vesting. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

[2][4]

Consists of 5,512 restricted stock units with time-based vesting. Does not include 23,451,980 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Sleeper may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Sleeper disclaims such beneficial ownership.

[2][5]	Consists of 14,967 restricted stock units with time-based vesting.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at twelve members. Upon election at the annual meeting, our directors will serve terms expiring at the 2021 Annual Meeting of Shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck

Julian G. Francis

Carl T. Berquist

Barbara G. Fast

Richard W. Frost

Alan Gershenhorn

Philip W. Knisely

Robert M. McLaughlin

Neil S. Novich

Stuart A. Randle

Nathan K. Sleeper

Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly-traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 17, 2019, certain information about our nominees (age is in parentheses after each name). Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Carl T. Berquist, Barbara G. Fast, Richard W. Frost, Alan Gershenhorn, Robert M. McLaughlin, Neil S. Novich, Stuart A. Randle, and Douglas L. Young. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (72) — Chairman. Mr. Buck joined us as President and Chief Executive Officer and a director in October 2003 and was appointed as Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck currently serves on the board of Quanex Building Products Corporation, a publicly-traded company, and Elkay Manufacturing, a privately-held company, and formerly served on the board of Multi-Color Corporation. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Mr. Buck has overseen the growth of Beacon from a private company with 65 branches and approximately $600 million in annual sales to a public company with 529 branches as of September 30, 2019 and $7.11 billion in sales in fiscal year 2019. His leadership as Chairman of the Board is a major advantage to the Company and the Board as we focus on organic growth and operational excellence and consider additional strategic acquisitions.

The Company’s Corporate Governance Guidelines state that no person may be nominated to serve on the Board after his or her 72nd birthday, unless the Company's Nominating and Corporate Governance Committee has voted to waive the mandatory retirement age on an annual basis. The Nominating and Corporate Governance Committee voted to waive the mandatory retirement age with respect to Mr. Buck for the 2020 term.

Julian G. Francis (53) — President and Chief Executive Officer. Mr. Francis joined Beacon in August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the last three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom. He also earned his master’s degree in business administration at DePaul University.

Mr. Francis has over 20 years of experience in the building materials industry, with a unique blend of executive and operational experience. We also believe that it is important that the CEO be an integral part of our Board’s decision-making process.

Carl T. Berquist (68) — Mr. Berquist has served as a director since June 2016. He is the former Executive Vice President and Chief Financial Officer of Marriott International, Inc., a leading global lodging company, having served in that position from 2009 until his retirement in 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real-estate and hospitality practice. He currently serves on the board of Cracker Barrel Old Country Store, Inc., a publicly-traded restaurant/gift shop chain. Mr. Berquist previously served for ten years on the board of Hertz Global Holdings, Inc., and is a former advisor to Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Mr. Berquist has extensive experience in executive finance roles with Marriott and public accounting that are helpful as we continue to implement operational efficiencies and execute our growth strategy.

Major General (Ret.) Barbara G. Fast (66) — Major General Fast has served as a director since October 2018. She currently serves as the Chairperson of the Board of publicly-traded American Public Education, Inc. (“APEI”), a for-profit education company. She also is a member of APEI’s compensation committee and nominating and corporate governance committee. She also serves as the Chairperson of the Board of Hondros College of Nursing. In addition, Major General Fast serves on the Strategic Advisory Group for the Sierra Nevada Corporation, a privately-held aerospace engineering firm and provides consulting services to Radiance Technologies, Inc., a privately-held firm that provides engineering services. She served as Senior Vice President, Strategic Engagements for CGI Federal, an IT and consulting services firm, from June 2014 to September 2016. Prior to that, she also served as Senior Vice President, Army Defense and Intelligence Programs and Vice President of Operations and Intelligence for CGI Federal. She also previously served as the Vice President, Cyber and Information Solutions for The Boeing Company, a leading manufacturer of commercial jetliners and defense, space, and security systems. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and an Honorary Doctorate of Laws from Central Missouri State University. She is also a graduate of the Army War College.

Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

Richard W. Frost (68) — Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost currently serves on the board of privately-held Westervelt, Inc. and previously served on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an M.B.A., Finance from Northwestern State University of Louisiana.

Mr. Frost has both executive and director experience, including deep operational experience in the building products industry and with growth through acquisitions, which is helpful as we look to expand our available products and pursue additional growth opportunities.

Alan Gershenhorn (61) — Mr. Gershenhorn has served as a director since May 2015. He served as the Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc. (“UPS”), the world’s largest package delivery company, through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies globally across the organization. He served as a member of the UPS Management Committee, which directs global strategy and the day-to-day operations, for over a decade, and led numerous transformational programs during his 39-year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions with both global and regional responsibilities in the U.S., Europe, and Canada, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International; President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. He currently serves on the boards of Transportation Insight, Worldwide Express and Ascend Transport Group, which are privately-held enterprise logistics companies, and acts in an advisory role to 8VC, a venture capital firm. Mr. Gershenhorn holds a degree in finance from the University of Houston.

Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, and strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient ways to serve our customers.

Philip W. Knisely (65) — Mr. Knisely has served as a director since October 2015. He became an operating partner at Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity firm, in 2019, and prior to that, had served as an advisor to CD&R since 2011. He is currently Chairman of CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.), a privately-held power distribution company, and is a former Chairman of Roofing Supply Group, LLC. He also serves on the board of Carestream Dental, a privately-held provider of dental imaging equipment and software. He previously served on the board of Atkore International Group Inc. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributer of fluid handling products, where he served as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately-held diversified manufacturer, and spent ten years at Emerson Electric. He has previously served on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his M.B.A. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a B.S. in industrial engineering.

Mr. Knisely’s tenure as Chairman of RSG gave him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy, operations and growth through acquisitions, which will be helpful as we look to expand our available products and pursue additional growth opportunities. Mr. Knisely is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Robert M. McLaughlin (62) — Mr. McLaughlin has served as a director since June 2016. He is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multi-billion dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multi-billion dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly-traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings, where he is the chairman of their audit committee and also serves on their compensation committee. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Mr. McLaughlin’s deep experience as a senior executive in financial management for multi-billion dollar distribution firms provides value as we pursue additional growth opportunities.

Neil S. Novich (65) — Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, he spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (60) — Mr. Randle has served as a director since February 2006. Mr. Randle recently retired from his role as the CEO of Ivenix, a privately-held medical technology company. He is a director of Teleflex Incorporated, a publicly-traded provider of specialty medical devices, where he is a member of its nominating & governance committee and compensation committee, and is also the Lead Independent Director of Flex Pharma, Inc., a publicly-traded biotechnology company. From 2004 to 2014, Mr.

Randle served as President, CEO and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset as we continue to execute our growth strategy.

Nathan K. Sleeper (46) — Mr. Sleeper has served as a director since January 2, 2018. He previously served as a director from October 2015 until May 2016. Mr. Sleeper is a partner of CD&R, and on January 1, 2020 he became CD&R’s chief executive officer. He leads CD&R’s investment activity in the industrial sector and serves on its Investment and Management Committees. Mr. Sleeper is currently a director of Brand Industrial Holdings, Inc., Core & Main LP, Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.), PowerTeam Services Holdco, LLC, CD&R Hydra Holdings, Inc., and Wilsonart International Holdings, LLC. He previously served on the boards of Atkore International Group Inc., CHC Group, Ltd., Culligan International Company, HD Supply Holdings, Inc., Hertz Global Holdings, Inc., Hussmann Parent, Inc., and US Foods, Inc. Prior to joining CD&R in 2000, Mr. Sleeper worked for Goldman Sachs & Co, and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an M.B.A from Harvard Business School.

Mr. Sleeper’s broad experience in the financial and investment communities brings important insights into business strategy to our Board. Mr. Sleeper is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Douglas L. Young (57) — Mr. Young became a director in October 2014. Mr. Young is Executive Vice President of Lennox International Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006 has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999-2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the shareholders.

Although action by shareholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek shareholder ratification of the selection in order to provide our shareholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2020 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you, as a shareholder, an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. The next vote on executive compensation is expected to occur at our 2021 Annual Meeting of Shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly-traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align executive direct compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked to quantitative and qualitative performance objectives. Most of the target cash incentives for which our executives are eligible are linked directly to Company quantitative performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 4.

APPROVAL OF SHARE INCREASE UNDER

THE BEACON ROOFING SUPPLY, INC.

SECOND AMENDED AND RESTATED 2014 STOCK PLAN

On December 23, 2019, our Board of Directors approved the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (the “Plan”), which provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights (“SARs”) to key employees and non-employee directors. It is the only plan of the Company pursuant to which stock-based awards are currently granted.

The Plan is intended to align the interests of our key employees with the interests of our stockholders, recognize the contributions made by these employees and provide them with additional incentives to devote themselves to our future success, and improve our ability to attract and retain employees. We also want to provide additional incentives to members of the Board of Directors to serve and dedicate themselves to our future success.

The Plan provides for an increase in the number of shares available under the Plan by 4,850,000 shares, which is in addition to the 673,381 shares that remained available for future grants under the Plan as of November 30, 2019. This share increase requires stockholder approval, which the Company is seeking at this stockholders’ meeting.

Share Increase

The Company views its use of stock-based awards as an essential part of the Company’s total compensation program and as an important element in achieving the program’s goals. These awards help align pay with Company performance and allow the Company to better link the financial interests of employees and non-employee directors with stockholders. The Company also believes that stock-based awards motivate employees and non-employee directors to create stockholder value because the value they realize from these awards is based in large part on the Company’s common stock price performance.

The increase in the number of the shares available under the Plan is to ensure that we have the continued ability to make awards under the Plan. The Company last obtained stockholder approval to increase shares in 2016. As of November 30, 2019, there are only 673,381 shares that remained available for future grants under the Plan. We expect that the requested increase in the number of shares would likely be sufficient to provide Plan awards for three to four additional years. If stockholder approval of the share increase is not obtained, there will be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in future years. In this event, the Company would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate key employees and non-employee directors.

Share Usage

The following table sets forth information regarding the number of common shares subject to stock-settled, time-vested equity awards granted, and the number of common shares subject to performance-based equity awards granted and earned, over each of the last three fiscal years:

	Fiscal Year[1]			3-Year
	2019	2018	2017	Average
Stock options/SARs	674,015	276,370	245,818
Time vested full-value shares/units granted	504,858	274,426	194,056
Performance shares/units earned and vested[2]	119,555	92,612	—
Weighted-average common shares outstanding	68,424,288	68,012,879	60,315,648
Share usage rate	1.90%	0.95%	0.73%	1.19%

____________________________

[1]	In fiscal year 2020, the Company had awarded 407,736 stock options, 242,372 time-based restricted stock units, and 135,948 performance-based restricted stock units as of November 30, 2019.
[2]

With respect to performance-based awards in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based awards granted at target during the foregoing 3-year period were as follows: 217,673 shares, 95,764 shares, and 79,009 shares in 2019, 2018, and 2017, respectively.

Overhang as of November 30, 2019

The following table sets forth certain information as of November 30, 2019 unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock options/SARs outstanding	2,700,948
Weighted-average exercise price of outstanding stock options/SARs	$32.91
Weighted-average remaining term of outstanding stock options/SARs (years)	6.58
Full-value time-vested awards outstanding	875,027
Full value performance-vested awards outstanding (at target)	431,461
Shares available for future grants under the Plan	673,381
Requested additional shares under the Plan	4,850,000
Proposed share reserve under the Plan	5,523,381
Basic common shares outstanding	68,741,186

Dilution and Expected Duration

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to attract, motivate, and retain high quality employees and directors. The total fully-diluted overhang as of November 30, 2019, assuming that the entire proposed share reserve is granted in stock options or SARs, would be 12.2%, and the total fully-diluted overhang, assuming the proposed share reserve is granted in full-value awards only, would be 8.6%. The Company’s historical practice has been to grant a combination of stock options and full-value awards, resulting in potential overhang between these two levels. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of numerator and common shares outstanding, with all data effective as of November 30, 2019. The Board of Directors believes that the proposed share reserve represents a reasonable amount of potential equity dilution.

Plan Restrictions

The Plan contains certain restrictions that the Company believes further the objectives of the Plan and reflect sound corporate governance principles:

•	Dividends on all stock awards and dividend equivalents on all stock unit awards are paid only to the extent the awards vest. No dividends or dividend equivalents are paid on stock options or SARs.
•

Stock options and SARs may not be granted with an exercise price less than the fair market value of the underlying common stock on the date of grant, and the term is limited to ten years from the date of grant.

•	Repricing of stock options or SARs (including the cash buyout of underwater stock options and SARs) without stockholder approval is prohibited.
•

The current award agreements provide that, if upon a change in control of the Company outstanding awards are assumed and converted into new awards of the acquiring company, accelerated vesting only occurs if within one year following the change in control the employee is subsequently terminated without cause or, in the case of an officer of the Company, there is a termination for specified “Good Reason.”

•	95% of the awards made under the Plan must have a vesting period of at least one year, subject to certain limited exceptions.

Description of the Plan

The following is a summary of the Plan. It is qualified in it is entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Plan Administration.  The Plan is administered by the compensation committee of the Board of Directors (the “Committee”), which is comprised of directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934. The Committee has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The Committee may delegate to an officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934.

Number of Shares of Common Stock.  The number of shares of our common stock that may be issued with respect to awards granted under the Plan on or after February 11, 2020 is 4,850,000, which is in addition to the 673,381 shares that remained available for future grants under the Plan as of November 30, 2019. Stock options and SARs granted under the Plan will reduce the number of available shares by one share for every share subject to the stock option or SAR, and stock awards and stock unit awards granted under the Plan will reduce the number of available shares by 2.25 shares for every one share delivered. Awards that are settled in cash will not reduce the number of shares available for issuance. The number of shares available under the Plan will not be reduced by shares subject to substitute awards (i.e., awards granted upon the assumption or substitution of awards previously granted by a company acquired pursuant to a corporate transaction).

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award granted under the Plan or the Beacon Roofing Supply, Inc. Amended and Restated 2004 Plan (the “2004 Plan”) expires, terminates or is forfeited or cancelled for any reason, the shares subject to the award will again be available for issuance, to be added back in the same multiple as described in the preceding paragraph. Any shares subject to an award granted under the Plan or the 2004 Plan that are delivered or withheld as payment for the withholding taxes due in connection with the award or as payment for the exercise price of a stock option or SAR will again be available for issuance, to be added back in the same multiple as described in the preceding paragraph. Any shares subject to an SAR that may be settled in shares that are not issued on settlement of the SAR will again be available for issuance.

The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split, stock distribution or special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan. No award under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a nonqualified stock option.

Of the shares available for issuance: (i) the maximum number issuable as stock options or SARs to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (ii) the maximum number issuable as stock awards or stock units granted to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (iii) the maximum number issuable as incentive stock options is 5,400,000; and (iv) the aggregate grant date fair value of awards granted to non-employee directors during any fiscal year, when taken together with annual cash compensation, shall not exceed $400,000 (or $600,000 in the first year as a director or in any year for a non-employee Chairman of the Board).

Term of Plan.  The Committee can grant awards under the Plan until February 11, 2030.

Awards to Employees.  The Plan provides for discretionary awards of stock options, stock, stock units and SARs to selected employees and non-employee directors. As of November 30, 2019, all directors and approximately 837 current employees who currently hold awards were eligible to participate in the Plan. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee.

Performance Goals.  The Committee can provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more financial, strategic, or operational criteria, including, but not limited to: (i) return on equity; (ii) earnings, earnings per share or earnings per share growth; (iii) net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation; (iv) common stock price; (v) total stockholder return; (vi) return on assets; (vii) asset or inventory turnover; (viii) working capital, inventory, accounts payable or accounts receivable; (ix) return on investment; (x) cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (xi) net or pre-tax income; (xii) profit margin; (xiii) market share; (xiv) expense management; (xv) net sales or revenues, or net sales or revenue growth; or (xvi) any other objective or subjective measures determined by the Committee. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for certain events or occurrences (including acquisition expenses, extraordinary, unusual or infrequently occurring charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or subsidiaries or may be based on our performance as a whole.

With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above and shall establish targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable award agreement.

Stock Options.  The Committee may grant non-qualified or incentive stock options to selected employees and non-qualified stock options to non-employee directors. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will not be less than the closing sales price of the common stock on the date of grant (“fair market value”), (ii) each option will expire no more than 10 years from the date of the grant, and (iii) a participant will have no dividend or other distribution rights with respect to any stock option prior to the date it is settled in shares of common stock. It is intended that stock options granted prior to November 2, 2017 qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code and thus be fully deductible by the Company for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted. Reload options are not permitted under the Plan.

Stock Awards.  The Committee may grant shares of common stock to employees and non-employee directors, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any stock award will be held by the Company and paid only to the extent the restrictions lapse.

Stock Units.  The Committee may grant stock units to employees and non-employee directors. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents will be held by the Company and paid only to the extent the restrictions lapse.

SARs.  The Committee may grant SARs to key employees and non-employee directors. Each SAR entitles the participant to receive the difference between the fair market value of the common stock on the date of exercise of the SAR and the exercise price thereof, multiplied by the number of shares with respect to which the SAR is being exercised. Upon exercise, the SAR will be paid in cash or in shares of common stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in the award agreement. The Committee has the discretion to set the terms and conditions applicable to SARs, provided that (i) the exercise price of each SAR will not be less than the fair market value of the shares on the date the SAR is granted, (ii) each SAR will expire no more than ten years from the date of grant, and (iii) a participant will have no dividend or other distribution rights with respect to any SARs prior to the date they are settled in shares of common stock. To date, the Committee has not granted SARs.

Payment of Stock Options and Withholding Taxes.  The Committee may permit a participant to pay the exercise price of a stock option or SAR or the minimum amount of any required withholding tax on any award by directing the Committee to withhold shares otherwise issuable in connection with the award or by one or more of the following methods: cash; cash received from a broker dealer to whom the employee has submitted an exercise notice and irrevocable instructions to deliver to the Committee the sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; delivery of previously acquired shares of stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax; or certification of ownership by attestation of these previously acquired shares.

Provisions Relating to a Change in Control.  The Plan gives the Committee the discretion to determine how Plan awards are treated upon a change in control. The current award agreements provide that, if upon a change in control of the Company outstanding awards are assumed and converted into new awards of the acquiring company, accelerated vesting only occurs if within one year following the change in control the employee is subsequently terminated without cause or, in the case of an officer of the Company, he terminates for good reason.

Amendment of Award Agreements; Amendment and Termination of Plan.  The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, except in connection with an equitable adjustment or a Change in Control, no amendment to the Plan or any award agreement can result in the repricing of stock options or SARs without the prior approval of our stockholders. A repricing includes a reduction in exercise price, or cancellation in exchange for cash, awards with a reduced exercise price, other awards or any other consideration provided by the Company.

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.  A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply). When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.  A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to us for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount (except to the extent the deduction limits of Code Section 162(m) apply). Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units.  If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply).

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b)

election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

SARs.  A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant (except to the extent the deduction limits of Code Section 162(m) apply).

Awards Granted Under the Plan

It is not possible at this time to determine the specific awards that will be made in fiscal year 2020 and future fiscal years under the Plan. On November 30, 2019, the last reported sales price for the common stock was $29.65 per share.

As of November 30, 2019, stock options totaling 3,100,518 shares, with exercise prices ranging from $13.04 to $55.17, and 2,250,016 stock units have been granted under the Plan since it was initially approved by stockholders on February 12, 2014. A summary of certain individuals who received these awards is as follows:

•	Julian G. Francis: 117,529 stock options and 106,732 stock units

President and Chief Executive Officer

•	Joseph M. Nowicki: 68,280 stock options and 76,205 stock units

Executive Vice President and Chief Financial Officer

•	C. Eric Swank: 66,499 stock options and 72,258 stock units

Chief Operating Officer

•	Christopher A. Harrison: 48,431 stock options and 59,248 stock units

Executive Vice President and Chief Human Resources Officer

•	Ross D. Cooper: 37,212 stock options and 42,169 stock units

Executive Vice President, General Counsel and Secretary

•	Paul M. Isabella: 187,800 stock options and 192,879 stock units

Former President and Chief Executive Officer

•	All current executive officers as a group: 386,585 stock options and 419,721 stock units
•	All current directors who are not executive officers as a group: zero stock options and 122,919 stock units
•	Each other nominee for election as a director: N/A
•	Each associate of any such directors, executive officers or nominees: N/A
•	Each other person who received or is to receive 5% of such awards: N/A

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2019 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Equity Compensation Plan Information1,2

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,462,847	$32.61	1,781,109
Equity compensation plans not approved by security holders	—	—	—

____________________________

[1]	See Notes 2 and 12 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.
[2]

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

Furthermore, as of November 30, 2019, the Company had 2,700,948 options outstanding with a weighted average exercise price of $32.91 and a weighted average remaining term of 6.58 years, and 1,306,488 restricted stock units outstanding and granted under equity compensation plans. As of November 30, 2019, there were 673,381 shares of common stock remaining available for future grants under the Plan.

The Board of Directors recommends that you vote FOR the approval of the share increase under the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan.

BOARD OF DIRECTORS’ MEETINGS,

COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal year 2019?

During fiscal year 2019, our Board of Directors held seven meetings. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. All of our Board members attended the 2019 Annual Meeting of Shareholders. It is our policy for all directors to attend the Annual Meeting of Shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Julian Francis, was elected to the Board in August 2019. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);

•	our independent directors meet in regularly scheduled executive sessions without management present; and
•

in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Stuart Randle currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing, cybersecurity, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Our Board members also complete the Company’s risk assessment survey. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected. Our Director of Internal Audit reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; the Audit Committee also receives regular reports from the Company’s Chief Information Officer on cybersecurity risk management; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and it assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The Committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the Committee believes that our compensation programs do not encourage excessive risk taking.

Are Board members subject to a retirement age?

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director. The Nominating and Governance Committee has voted to waive the retirement age for Robert Buck in connection with this year’s election of directors.

Do Board members receive orientation training and continuing development education?

All new directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s principal officers and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held six meetings in fiscal year 2019. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is composed of Carl Berquist, Barbara Fast, Robert McLaughlin and Douglas Young, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Berquist and Mr. McLaughlin are “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Berquist, McLaughlin and Young and Major General Fast meet Nasdaq’s financial knowledge requirements. Mr. Berquist currently serves as the Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm and reports directly to the Audit Committee.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal year 2019.

Compensation Committee

The Compensation Committee held seven meetings in fiscal year 2019. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding cash compensation and non-equity benefits of executive officers and key employees of the Company. The Compensation Committee also administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the compensation of the Chairman and the Chief Executive Officer as well as the Chief Executive Officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee also reviews and makes recommendations to the Board regarding the compensation of non-employee directors. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is composed of directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Neil Novich, Barbara Fast, Richard Frost, and Alan Gershenhorn, each of whom is independent under Nasdaq listing standards. Mr. Novich currently serves as the Chairman of the Compensation Committee.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s named executive officers for fiscal year 2019.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held five meetings in fiscal year 2019. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board’s self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently composed of Richard Frost, Alan Gershenhorn, Stuart Randle and Douglas Young, each of whom is independent under Nasdaq listing standards. Mr. Frost currently serves as the Chairman of the Nominating and Corporate Governance Committee.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our shareholders, the Nominating and Corporate Governance Committee considers, among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. The Board is committed to actively seeking out highly qualified women and individuals from minority groups as well as candidates with diverse backgrounds, skills and experiences as part of the director selection process, and any search firm engaged by the Committee will be tasked with considering the characteristics described in the governance guidelines. The appointment of Major General Fast in 2018 and her re-nomination exemplify the Board’s commitment to highly-qualified, diverse candidates. The Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the governance guidelines. This self-evaluation includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by our shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our Corporate Secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the Corporate Secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The Nominating and Corporate Governance Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter and the governance guidelines are available on our website at www.becn.com. In addition, the charter and guidelines are available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. Alternatively, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Financial Officer. Each communication intended for members of the Board of Directors and received by the Chief Financial Officer will be reviewed by the Chief Financial Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including audit services performed to audit the Company’s accounting for income taxes) and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2019 and September 30, 2018.

Year	Audit	Audit Related	Tax	All Other	Total
2019	$3,352,430	$2,000	$—	$—	$3,354,430
2018	$3,543,167	$2,000	$—	$—	$3,545,167

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, and the issuance of comfort letters.

The audit-related services reflect the subscription fee for accounting research software.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for its services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019.

AUDIT COMMITTEE:

Carl T. Berquist, Chairman

Barbara G. Fast

Robert M. McLaughlin

Douglas L. Young

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal year 2019 is as follows:

Name	Age	Position
Robert R. Buck	72	Chairman of the Board
Julian G. Francis	53	President and Chief Executive Officer, Director
Joseph M. Nowicki	58	Executive Vice President, Chief Financial Officer
C. Eric Swank	51	Chief Operating Officer
Christopher A. Harrison	53	Executive Vice President, Chief Human Resources Officer
Ross D. Cooper	54	Executive Vice President, General Counsel and Secretary

Robert R. Buck — Chairman. Mr. Buck joined us as President and Chief Executive Officer and a director in October 2003 and was appointed as Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck currently serves on the board of Quanex Building Products Corporation, a publicly-traded company, and Elkay Manufacturing, a privately-held company. Mr. Buck formerly served on the board of Multi-Color Corporation. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Julian G. Francis — President and Chief Executive Officer. Mr. Francis joined Beacon in August 2019. Prior to Beacon, Mr. Francis was the President of the Insulation Business at Owens Corning, a global leader in insulation, roofing and fiberglass composite materials, since October 2014. Mr. Francis led Owens Corning’s largest business segment, with over $2.7 billion in revenue in 2018, to significant sales and EBIT growth in each of the last three years. From 2012-2014, he served as Vice President and General Manager for Owens Corning’s Residential Insulation Business. Mr. Francis also has served as Vice President and Managing Director for Owens Corning’s Glass Reinforcements, Americas, in the Composite Solutions Business. Prior to joining Owens Corning, Mr. Francis was Vice President and Publishing Director at Reed Business Information, a $2.5 billion global leader in publishing, information, and marketing services. Prior to joining Reed, Mr. Francis spent 10 years at USG Corporation rising through the marketing, strategy, and general management ranks. He last served as Vice President, Marketing, where he created the overall strategy for USG’s $3.3 billion manufacturing business. Mr. Francis earned his bachelor’s degree in mathematics and his doctorate in materials engineering at Swansea University in the United Kingdom. He also earned his master’s degree in business administration at DePaul University.

Joseph M. Nowicki — Executive Vice President, Chief Financial Officer. Mr. Nowicki joined us as Executive Vice President and Chief Financial Officer in March 2013. He was the Chief Financial Officer and Treasurer for Spartan Motors, Inc., a custom chassis and vehicle manufacturer, from June 2009 to March 2013. Prior to Spartan, he was with Herman Miller, Inc., a furniture manufacturer, from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. He also held past financial positions with IBM and General Motors. Mr. Nowicki currently serves on the board of Diversified Restaurant Holdings, Inc. Mr. Nowicki formerly served on the board of ASV Holdings, Inc. Mr. Nowicki holds a bachelor’s degree from Canisius College and an M.B.A. from the University of Michigan.

C. Eric Swank — Chief Operating Officer. Mr. Swank joined us in October 2004 as our Vice President of Human Resources and was promoted to Senior Vice President of Sales and Marketing in 2005. He was then named Senior Vice President Operations for the Mid-Atlantic region in January 2006 while maintaining responsibility for sales and marketing until 2007. In 2013, he was appointed Executive Vice President of the East Division and added the Chief Sales and Marketing Officer role in 2016. Upon the acquisition of Allied in January 2018, Mr. Swank was promoted to the role of the Chief Commercial Officer, where he assumed oversight of commercial strategy, including branding, marketing, sales, e-commerce, product management and pricing. On January 2, 2019, Mr. Swank was named Chief Operating Officer, assuming the lead over Beacon’s roofing and exterior products business in addition to retaining Company-wide responsibility for sales, marketing, and supply chain. Prior to joining Beacon in October 2004, Mr. Swank spent thirteen years with Cintas Corporation in various roles of increasing responsibility. He is a graduate of Miami University of Ohio.

Christopher A. Harrison — Executive Vice President, Chief Human Resources Officer. Mr. Harrison joined Beacon in 2014 from WABCO Group in Brussels, Belgium, where he was Chief Human Resources Officer for the $2.5 billion global commercial vehicle, braking and vehicle controls systems company with 10,000 employees worldwide in 2013. Prior to his role at WABCO, Mr. Harrison had established a successful career based on roles of increasing responsibility in human resources, product development, acquisition integration and portfolio optimization with several multi-national organizations including Stanley Black & Decker, ITT Corporation and TE Connectivity. Mr. Harrison received a Bachelor of Science degree from Southern Connecticut State University and his MBA from Rensselaer Polytechnic Institute.

Ross D. Cooper — Executive Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006 and was promoted to Executive Vice President effective October 1, 2015. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a bachelor’s degree in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend the annual compensation of the Chief Executive Officer, review the Chief Executive Officer’s recommendations on compensation of our other named executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee also administers and approves equity awards under our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the long-term interests of our shareholders and the attainment of our annual and long-term performance goals. The annual goals are generally based upon our adjusted income before income taxes and the long-term goals were historically based on metrics such as our stock price, return on invested capital (“ROIC”), Adjusted Earnings Per Share (“Adjusted EPS”), acquisition synergies and average organic net sales growth, and for fiscal year 2019, Adjusted EPS and average organic net sales growth. Adjusted EPS is calculated by dividing Adjusted Net Income (which is net income excluding acquisition costs, business restructuring costs, and the effects of tax reform) by the weighted-average diluted shares outstanding after assuming full conversion of the participating preferred stock and excluding the impact of any preferred stock dividends.

The compensation of our named executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and restricted stock unit awards, and certain perquisites such as an auto allowance and fuel reimbursement. The Company also provides its named executive officers executive life insurance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared by Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the 25th percentile, median, and 75th percentile level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives’ information as a guideline in exercising its discretion in determining compensation for our named executive officers.

In reviewing and determining executive compensation levels for fiscal year 2019, FW Cook reviewed the latest data for a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization, number of employees, and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by FW Cook, and at its recommendation, we continued to utilize the following peer group in assessing our executive compensation for fiscal year 2019: Anixter International, Applied Industrial Technologies, BMC Stock Holdings, Builders FirstSource, Fastenal Company, HD Supply Holdings, LKQ Corporation, MRC Global, MSC Industrial Direct, Patterson Companies, Pool Corporation, Univar, Veritiv Corporation, Watsco, W.W. Grainger, Inc. and WESCO International.

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Committee considered the results of the then most recent shareholder advisory vote on our executive compensation held on February 12, 2019, at which over 97% of the shares voting supported the compensation of our named executive officers. Although the approval was advisory in nature, the Committee viewed the overwhelmingly positive response as confirmation that our shareholders generally believe that the pay of the named executive officers is appropriately aligned with their performance and the performance of the Company as well as the interests of our shareholders.

The Compensation Committee considered various factors bearing upon FW Cook’s independence and determined that FW Cook is independent and that its engagement did not present any conflicts of interest. FW Cook provides no other services to the Company.

Base Salaries

The first element of our compensation program is salary. Each year, our Board of Directors evaluates the performance of our Chief Executive Officer, and the Compensation Committee considers the Board’s evaluation in determining an appropriate overall compensation package for our Chief Executive Officer. The Compensation Committee recommends the salary of our Chief Executive Officer to the full Board of Directors in light of that evaluation. Mr. Isabella’s base salary was set at $867,000 for fiscal year 2019. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer’s performance in setting fiscal year 2019 compensation: the Company’s performance and relative total shareholder return, the value of Mr. Isabella’s leadership, the compensation plans of chief executive officers of comparable companies, and the recommendations of an independent compensation consultant (discussed above).

Base salaries of our named executive officers other than the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each named executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each named executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions). The amounts for named executive officers other than the CEO are set forth in the Summary Compensation Table under the heading “Salary.”

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salaries for the other named executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. The Compensation Committee also considers the compensation recommendations provided by FW Cook. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For fiscal year 2019, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Target.”

The incentives for our executive officers named in the Summary Compensation Table, other than Mr. Francis, were based 80% on a Company-wide adjusted earnings before taxes (“AEBT”) target and 20% on qualitative performance evaluations of strategic performance goals. Mr. Francis’s incentive was based solely on a qualitative evaluation, in light of his on-boarding falling so close to the end of the fiscal year. AEBT means income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.

If the AEBT target was not met at the 100% level, the participant’s bonus with respect to that target was pro-rated on a straight-line basis if the participant achieved a range of 80% to 100% of target, with no bonus paid at or less than 80% of target. The individual strategic performance goals are outlined below. In addition, each participant could receive an additional incentive above the target incentive amount if actual AEBT exceeded 100% of AEBT target (in an amount up to 100% of the AEBT portion of the target incentive if actual AEBT performance is 120% of the AEBT target) and an additional incentive if qualitative performance goals are exceeded (in an amount up to 20% of the qualitative portion of the target incentive if actual qualitative goals performance is 120% of target performance). Taken together, each participant could earn an additional incentive up to 84% of their target incentive (if the participant achieves the maximum total payout of 200% for the AEBT target, weighted at 80%, and the maximum total 120% payout for the qualitative performance goals, weighted at 20%, the overall total payout is 184% of the target incentive amount). The Compensation Committee performs the individual qualitative performance evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the qualitative performance evaluations of the remaining named executive officers and presents the results to the Compensation Committee.

For fiscal year 2019, the Company achieved AEBT of approximately $257.2 million, compared to an established target of $369.4 million for the named executives. Our Board of Directors established the annual AEBT target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual AEBT results that fell below target, each participant earned zero percent of the AEBT portion of their target incentive. Although the Company did not meet its financial objectives, each participant did achieve some or all of the long-term strategic objectives included in the participant’s individual qualitative performance goals. The qualitative portions of the performance bonus are described below. The incentive amounts paid to each named executive officer for fiscal year 2019 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total incentives earned for fiscal year 2019, comprised solely of their individual qualitative performance evaluations, were $109,534 for Mr. Francis, $64,480 for Mr. Nowicki, $52,500 for Mr. Swank, $45,778 for Mr. Harrison, and $50,714 for Mr. Cooper.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific strategic performance goals in order to qualify for part or all of a 20% portion of their target incentive amount (100% in the case of Mr. Francis). If the goal objectives are exceeded, each named executive office can receive an additional incentive. For fiscal year 2019, these specific management objectives were largely equally weighted and are described below, along with the percentage of the target incentive amount earned by the complete achievement of the objective. In each case, each percentage can increase up to 20% (for example, 5% can be increased to 6%) if the performance criteria for the goal objective is exceeded.

Mr. Francis — Mr. Francis’s specific fiscal year 2019 goal was to complete a successful onboarding program and transition to the CEO role. Mr. Francis achieved this goal by conducting an in-depth assimilation process with executive management and other key leaders and by assuming all CEO leadership duties as the Company completed its financial, operational, and strategic planning for the upcoming fiscal year.

Mr. Nowicki — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Nowicki’s specific fiscal year 2019 goals were:

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effectively complete year two of the Allied and Beacon finance function integration plan (6.67%). Mr. Nowicki achieved this goal by developing the plan and completing the integration of the Allied and Beacon finance teams;

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lead, facilitate and track Company cost reduction program and actions (6.67%). Mr. Nowicki achieved this goal by implementing a process and tracking methodology and leading the cross functional teams to identify and implement actions to reduce operating expenses by $25 million; and

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facilitate and lead functional and field employee engagement initiatives per established plan (6.66%). Mr. Nowicki achieved this goal by successfully completing an established plan entailing field site visits, employee townhalls and roundtables, employee communications and engagement discussions with key employees.

Mr. Swank — in addition to being responsible for the management of the Company’s operations, supply chain, sales and marketing department, including e-commerce and product pricing, Mr. Swank’s specific fiscal year 2019 goals were:

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improve succession depth and capability of the Company sales organization (5.0%). Mr. Swank achieved this goal by hiring and assimilating a new external Vice President of Sales for the Company and working effectively with field leadership to fill divisional Vice President Sales roles with internal successors;

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reduce identified underperforming branch locations per Company operating plan (5.0%). Mr. Swank drove various sales and operational improvements and increased the field focus on the continuous improvement of all locations but did not achieve this goal per the established operating plan;

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effectively achieve the Company’s safety objectives across all field and office operations (5.0%). Mr. Swank achieved this goal by incorporating safety into the objectives of all field staff, endorsing and supporting the key safety priorities resulting in improvements of the safety scorecard in line with Company objectives; and

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facilitate and lead functional and field employee engagement initiatives per established plan (5.0%). Mr. Swank achieved this goal by successfully completing and leading an established plan entailing site visits to branches across all Divisions, employee townhalls and roundtables, engagement discussions, employee communications and mentoring sessions with key employees.

Mr. Harrison — in addition to being responsible for the management of the Company’s human resources, environmental health and safety and employee communications functions, Mr. Harrison’s specific fiscal year 2019 goals were:

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develop and implement a Company employee engagement plan (5.0%). Mr. Harrison achieved this goal by launching a detailed plan, including executive leadership participation, employee surveys and feedback mechanisms, improved employee communications, enhanced leadership training programs and the implementation of a consolidated employee turnover tracking process;
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effectively complete the Allied and Beacon payroll and HR information systems integration (5.0%). Mr. Harrison achieved this goal by developing and leading the plan to integrate the Company payroll and learning management systems as well as the launching of a new combined applicant tracking system;

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enhance and improve the Company’s safety culture and overall results by providing leadership and direction to the Vice President of EH&S and staff (5.0%). Mr. Harrison achieved this goal by incorporating safety into the objectives of executive and field staff, endorsing and supporting the key safety priorities resulting in improvements of the Company safety scorecard in line with established objectives; and

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facilitate and lead functional and field employee engagement initiatives per established plan (5.0%). Mr. Harrison achieved this goal by successfully completing an action plan entailing individual engagement and feedback discussions, employee group roundtables, top talent outreach and mentoring sessions with employees.

Mr. Cooper – in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract reviews, and negotiation and documentation of acquisitions, Mr. Cooper’s specific fiscal 2019 goals were:

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support integration of Allied acquisition from legal policy and procedure perspectives (6.67%). Mr. Cooper successfully completed this goal by developing integration protocols to educate the new Allied leadership team on Beacon legal practices and protocols to achieve seamless integration of Allied practices into existing Beacon protocols;

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effectively integrate the Legal function with the new organization structure in conjunction with the appointment of the new Chief Operating Officer (6.67%). Mr. Cooper successfully completed this goal by implementing changes relating to processes and service elements to effectively support the new operational organization structure; and

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continue to build depth of the Office of the General Counsel department (6.66%). Mr. Cooper successfully completed this goal by providing exposure, direction and guidance to the Company’s Vice President and Associate General Counsel, developing new labor and employment counsel to address significantly larger organized labor force resulting from the Allied acquisition and developing new staff counsel skills so as to provide greater depth in legal department capabilities.

Each of the above-named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. The Compensation Committee reviewed the level of achievement of Mr. Francis’s specific management objective set forth above (as well as those of our former CEO, Mr. Isabella). Mr. Francis reviewed the level of achievement of Mr. Nowicki’s, Mr. Swank’s, Mr. Harrison’s, and Mr. Cooper’s specific management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the bonus awards in the amounts set forth in the narrative above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to the Chief Executive Officer and others to reward extraordinary efforts by named executive officers in various projects or initiatives during the year. The Compensation Committee considers the Chairman’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our shareholders by aligning compensation to the long-term performance results of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and

•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant stock options and other stock awards, and how many of such to grant to eligible persons under our stock plan, the quantitative analysis of peer group company stock awards provided by FW Cook is considered, and then consideration is given to each individual’s past performance and contribution to the Company, as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, the CEO, after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics and qualitative goals that may reflect corporate or departmental goals or may include specific operational and qualitative objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of equity compensation for each named executive. The Compensation Committee meets with the CEO and discusses the CEO’s recommendations before meeting separately in executive session to discuss the CEO’s and FW Cook’s recommendations and making a final determination of the equity compensation to the named executives. The Compensation Committee applies similar factors in determining the equity compensation to the CEO. The Compensation Committee’s evaluation of the CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the CEO’s performance.

Since the Company’s initial public offering and through fiscal year 2019, non-qualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that time-based and performance-based restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the upcoming fiscal year. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year or to improve the retention of key management members.

On November 13, 2018, the Compensation Committee authorized awards of stock options, time-based restricted stock units and performance-based restricted stock units. All these awards were granted to our named executive officers and a number of other key employees using the recommendations from FW Cook and other considerations described above. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from FW Cook, which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50 percent of the target value was represented by performance-based restricted stock units, approximately 25 percent in time-based restricted stock units and approximately 25 percent in stock options. Under this methodology, the awards to each of our named executive officers were as follows:

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Mr. Nowicki was granted options to acquire 18,571 common shares (approximately 3.1% of the total stock option awards) and 17,883 restricted stock units (approximately 2.9% of the total restricted stock unit awards), composed of 5,961 time-based restricted stock units and 11,922 performance-based restricted stock units. These grants were based on the factors described above, Mr. Nowicki’s key role as Chief Financial Officer, his position to assist with our continued future operational growth and success, and his influence on formulating our future capital structure and maintaining positive investor relationships.

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Mr. Swank was granted options to acquire 13,571 common shares (approximately 2.2% of the total stock option awards) and 13,068 restricted stock units (approximately 2.1% of the total restricted stock unit awards), composed of 4,356 time-based restricted stock units and 8,712 performance-based restricted stock units. These grants were based on the factors described above, Mr. Swank’s key role as Chief Commercial Officer, his position in leading the company’s sales and marketing programs, and his influence on developing pricing and e-commerce strategies.

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Mr. Harrison was granted options to acquire 11,429 common shares (approximately 1.9% of the total stock option awards) and 11,005 restricted stock units (approximately 1.8% of the total restricted stock unit awards), composed of 3,668 time-based restricted stock units and 7,337 performance-based restricted stock units. These grants were based on the factors described above, Mr. Harrison’s key role as Chief Human Resources Officer, his position in assisting with our continued future growth, including the selection and development of the Company’s human resources, and his influence on leading the company’s physical safety programs.

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Mr. Cooper was granted options to acquire 10,000 common shares (approximately 1.7% of the total stock option awards) and 9,630 restricted stock units (approximately 1.5% of the total restricted stock unit awards), composed of 3,210 time-based restricted stock units and 6,420 performance-based restricted stock units. These grants were based on the factors described above, Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.

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Mr. Isabella was granted options to acquire 64,943 common shares (approximately 10.7% of the total stock option awards) and 62,537 restricted stock units (approximately 10.0% of the total restricted stock unit awards), composed of 20,846 time-based restricted stock units and 41,691 performance-based restricted stock units. These grants were based on the factors described above, Mr. Isabella’s leadership role as CEO, his ability to drive our continued future operational growth and success, and his influence on organizational optimization and maintaining positive investor relations.

The stock option awards granted to our named executive officers had an exercise price of $27.26, vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The time-based restricted stock unit awards granted to our named executive officers will vest and convert into common shares upon the third anniversary of the date of grant.

The performance-based restricted stock unit awards granted to our named executive officers will vest and convert on November 13, 2021, subject to the Company achieving a cumulative two-year Adjusted EPS target and an average organic net sales growth target, each weighted at 50%, at the end of the two-year measurement period ending September 30, 2020. The actual number of units that will vest can range from 0% to 200% of the award target, depending upon actual company performance, weighted for each metric, above or below the target level. If the achievement of the Adjusted EPS target is at or less than 80% of target, no units associated with that target will vest. If the achievement is 100% of a target, 100% of the units associated with that target will vest. If the achievement is 120% or more of a target, 200% of the units associated with that target will vest. Achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation. If the weighted-average achievement of the average organic net sales growth rate target is at or less than 50% of target, no units associated with this target will vest. If the weighted-average achievement of the average organic net sales growth rate target is 100% of target, 100% of the units associated with this target will vest. If the weighted-average achievement of the average organic net sales growth rate target is 150% or more of target, 200% of the units associated with this target will vest. Weighted-average achievement of the of the average organic net sales growth rate target between 50% and 100% and between 100% and 200% will be adjusted on the basis of straight-line interpolation.

On December 23, 2018, the performance-based restricted stock awards that were granted in fiscal year 2016 vested. This award had two performance measures, two-year cumulative Adjusted EPS and acquisition cost synergies, both equally weighted at 50%. The two-year cumulative Adjusted EPS target for this grant was $3.91. The Company achieved an actual two-year cumulative Adjusted EPS of $4.28. The acquisition cost synergy target for this grant was $50 million. The Company achieved an actual acquisition cost synergy of $61 million. As a result, the grant vested and settled at 140% of the original share target.

Promotion of C. Eric Swank to Chief Operating Officer

Effective January 2, 2019, Mr. Swank was promoted to Chief Operating Officer. As part of Mr. Swank’s promotion, and to better align his total compensation to market for his role, an additional equity award consisting of 5,847 stock options, 1,921 time-based restricted stock units and 3,843 performance-based restricted stock units was granted. The stock option awards granted had an exercise price of $32.53, vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The time-based restricted stock unit awards granted will vest and convert into common shares upon the third anniversary of the date of grant. The performance-based restricted stock units are subject to the same terms and conditions as the awards granted on November 13, 2018 to the named executive officers.

CEO Transition

The Company announced on February 22, 2019 that its President and Chief Executive Officer Paul Isabella would leave the Company during the fiscal year ending September 30, 2019. In connection with his departure and in consideration of the Company’s growth and numerous other accomplishments during his tenure, the Company and Mr. Isabella executed an Employment and Post-Employment Exclusive Consulting Agreement dated February 25, 2019 (the “Agreement”). Pursuant to the Agreement, Mr. Isabella remained President and CEO, and a director, until his successor’s start date in August 2019, after which he resigned as a director but remained a full-time employee until his separation date on August 31, 2019. The other material terms of the Agreement are as follows: a) payment of current base salary and participation in benefit plans through the separation date; b) payment of any earned bonus for fiscal year 2019, prorated through the separation date; c) payment of a monthly exclusive consulting retainer of $58,000 per month following the separation date to the final payment date 24 months later; and d) provision of continued health insurance for Mr. Isabella and his family at active employee rates until he reaches Medicare age or otherwise becomes eligible for other health benefits. Any unvested stock options and restricted stock units will continue to vest from the separation date to the final payment date as if Mr. Isabella remained an active employee. Vested stock options may be exercised for one year following the final payment date. Benefits under the Agreement were subject to Mr. Isabella’s execution of a general release and compliance with his existing Restrictive Covenant Agreement as if he remained employed by the Company through the final payment date.

In August 2019, Julian G. Francis became the Company’s President and CEO and a member of the Board of Directors. Mr. Francis’s compensation consists of a base salary of $800,000, with a target annual incentive of $800,000 for the Company’s 2020 fiscal year. In connection with the Company’s regular equity compensation grants made in the first fiscal quarter of 2020, Mr. Francis was granted stock options, time-based restricted stock units, and performance-based restricted stock units under the Company's Amended and Restated 2014 Stock Plan having an aggregate value of $2.4 million at the date of grant, with $600,000 of the value in options, $600,000 in time-based restricted stock units and $1.2 million in performance-based restricted stock units. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will vest on the third anniversary of the date of grant. In addition, performance-based restricted stock units may not vest, or may vest at, above or below the number of units granted depending on three-year Company performance.

In connection with the forfeiture of annual incentive and equity awards at his prior employer, Mr. Francis also received the following buyout awards from the Company. On his start date, he received an amount equal to the prorated portion of the target amount of his forfeited annual incentive award at his prior employer. He also received an incentive award as described above. In addition, on his start date, Mr. Francis was granted stock options, time-based restricted stock units, and performance-based restricted stock units under the Company's Amended and Restated 2014 Stock Plan and a cash award, having an aggregate value of $2.6 million at the date of grant, with $650,000 of the value in stock options, $350,000 in time-based restricted stock units, $1.3 million in performance-based restricted stock units and $300,000 in cash. The stock options will vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. The restricted stock units will be subject to the vesting and performance conditions applicable to the Company’s November 13, 2018 restricted stock unit grants. Accordingly, the restricted stock units will vest in November 2021. In addition, performance-based restricted stock units may not vest, or may vest at, above or below the number of units granted depending on two-year Company performance. Mr. Francis also received relocation assistance and other benefits typical for Company executives.

Separation Agreement

The Company announced on November 25, 2019 that its Executive Vice President and Chief Financial Officer Joseph Nowicki will leave the Company during the fiscal year ending September 30, 2020. In connection with his departure, the Company and Mr. Nowicki have executed a Separation Agreement dated November 24, 2019 (the “Agreement”). Pursuant to the Agreement, Mr. Nowicki will remain Executive Vice President and CFO until his successor’s start date, after which he will remain a full-time employee until his separation date, anticipated to be approximately 14 days after such start date. The other material terms of the Agreement are as follows: a) payment of current base salary and participation in benefit plans through the separation date; b) payment of continued salary for one year from the separation date at an annual rate of $505,918; c) payment of $493,271, representing 18 months of bonus based on Mr. Nowicki’s target 2020 fiscal year bonus; and d) reimbursement of COBRA premium for one year. At the separation date, the following long-term incentive awards shall become vested: a) any unvested options that would have vested in calendar year 2020; b) all outstanding unvested time-based RSUs; and c) unvested performance-based RSUs granted in February 2018. Vested stock options may be exercised for 90 days following the separation date. Benefits under the Agreement are subject to Mr. Nowicki’s execution of a general release and compliance with his existing Restrictive Covenant Agreement (with Mr. Nowicki’s separation date being considered the date of resignation under the Restrictive Covenant Agreement).

Employment Agreements

Except as described under “Separation Agreement” above, there are no other employment, severance or change-in-control agreements currently entered into by and between any current executive officer and the Company.

Stock Ownership Guidelines

Our named executive officers and members of our Corporate Executive Council (consisting of divisional executive vice presidents and corporate executive vice presidents and vice presidents) are expected to own stock of the Company having a value set forth below:

•	CEO = 5 times annual base salary
•	Named executive officers and Corporate Executive Council members = 2 times annual base salary

Until the ownership level is met, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units until the specified ownership level is attained. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Company 401(k) plan, (iii) time vested restricted stock units (which settle in stock), even if not vested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company officers, directors, and employees are prohibited from engaging in hedging and pledging shares of Company stock.

Retirement and Executive Life Insurance Plans

The Company sponsors a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal year 2019, we contributed a match for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors but were not made for fiscal year 2019.

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

The Company provides an executive life insurance benefits program for the named executive officers and other key executives. The program provides life insurance at a coverage level of three times (3x) base salary up to $2.0 million. The Company subsidizes the required premium payments for each employee.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. Mr. Harrison also received housing reimbursement through April 2019, plus a related tax gross-up. As part of his offer to join the Company, Mr. Francis was provided relocation assistance and a temporary housing allowance to support his relocation to the Company’s headquarters office in Herndon, Virginia.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years will no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017.

The Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers that are critical to our success. Following the Tax Cuts and Jobs Act, the Compensation Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Compensation Committee will continue to monitor the effect of tax reform on our executive compensation program.

Incentive Compensation Recoupment Policy

In the event of a financial statement restatement resulting from misconduct by a named executive officer or an officer who is a member of our Corporate Executive Council, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2017 to the involved officer. In its sole discretion, the Compensation Committee can decide to recoup from the officer all or a portion of the following incentive compensation:

Incentive Plan:  The Compensation Committee can (i) cancel and forfeit the officer’s annual incentive opportunity for the then current plan year, and/or (ii) require repayment of any incentive awards previously paid for prior years within the recoupment period described below.

Equity:  The Committee can (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

The Compensation Committee may seek recoupment if the officer’s misconduct occurs within 36 months following the payment, vesting or award of the incentive compensation.

All named executive officers and members of the Corporate Executive Council have agreed to the terms of this policy.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:

Neil S. Novich, Chairman

Barbara G. Fast

Richard W. Frost

Alan Gershenhorn

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2019, 2018 and 2017, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2019, and by our three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers:

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal year	Salary ($)	Bonus[1] ($)	Stock awards[2] ($)	Option awards[3] ($)	Non-equity incentive plan compensation[4] ($)	All other compensation[5] ($)	Total ($)
Julian G. Francis	2019	$113,846	$568,110	$1,649,984	$649,995	$109,534	$49,675	$3,141,144
President and
Chief Executive Officer

Joseph M. Nowicki	2019	$493,379	$-	$487,491	$162,496	$64,480	$21,620	$1,229,466
Executive Vice President and	2018	482,459	-	649,964	162,502	63,215	28,865	1,387,005
Chief Financial Officer	2017	469,617	120,000	421,907	140,601	228,501	26,164	1,406,790

C. Eric Swank	2019	$482,417	$-	$543,737	$181,251	$52,500	$21,351	$1,281,256
Chief Operating Officer	2018	433,081	-	474,980	118,744	52,381	23,851	1,103,037

Christopher A. Harrison	2019	$413,963	$-	$299,996	$100,004	$45,778	$51,517	$911,258
Executive Vice President and	2018	405,846	-	400,050	99,997	44,880	68,861	1,019,634
Chief Human Resources Officer

Ross D. Cooper	2019	$458,599	$-	$262,514	$87,500	$50,714	$24,634	$883,961
Executive Vice President,	2018	449,607	-	350,023	87,500	49,719	22,594	959,443
General Counsel and Secretary	2017	440,791	100,000	225,008	74,989	194,978	24,928	1,060,694

Paul M. Isabella	2019	$812,404	$-	$1,704,759	$568,251	$-	$106,492	$3,191,906
Former President and	2018	836,539	-	1,704,760	568,248	195,500	31,186	3,336,233
Chief Executive Officer	2017	773,077	-	1,500,020	499,919	704,000	27,118	3,504,134

____________________________

[1]

For Mr. Francis, this amount reflects a sign-on cash award and an amount equal to the pro-rated unpaid annual cash incentive from his previous employer. For Messrs. Nowicki and Cooper, this amount reflects a bonus paid for services rendered in fiscal year 2017 in connection with the negotiation of the Allied acquisition.

[2]

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over a three-year period. Assuming performance-based restricted stock units vest at the maximum level, the grant date values of fiscal year 2019 performance-based restricted stock units would be as follows: Mr. Francis — $2,599,990; Mr. Nowicki — $649,987; Mr. Swank — $725,004; Mr. Harrison — $400,013 Mr. Cooper — $350,018; and Mr. Isabella — $2,272,993. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2019.

[3]

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2019.

[4]	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
[5]

These amounts include Company matching and profit-sharing contributions to the 401(k) plan (combined fiscal year 2019 totals of $8,868 for Mr. Nowicki, $11,737 for Mr. Swank, $10,667 for Mr. Harrison, $8,521 for Mr. Cooper and $8,100 for Mr. Isabella), executive life insurance payments and related tax gross-ups ($12,770 for Mr. Isabella, which includes related tax gross-up of $3,844), and auto allowance and fuel cost reimbursement. Mr. Harrison’s amount also includes a housing allowance of $30,692 (which includes related tax gross-up of $14,597), which ended April 2019. Mr. Francis’s amount also includes a relocation payment of $30,000 and housing allowance of $17,872 (which includes related tax gross-up of $5,872). Mr. Isabella’s amount also includes a consulting agreement cash payment of $58,000 and the September 2019 monthly employer contribution to medical and vision plan benefits.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2019:

FISCAL YEAR 2019 GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards[1]			Estimated future payouts under equity incentive plan awards[2]			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option	Grant date fair value of stock and option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units[3]	options[4]	awards	awards[5]
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	($)
Julian G. Francis		$-	$109,534	$109,534
	8/22/2019								62,984	$31.16	$649,995
	8/22/2019							11,232			$349,989
	8/22/2019				—	41,720	83,440				$1,299,995
Joseph M. Nowicki		$-	$322,399	$593,214
	11/13/2018								18,571	$27.26	$162,496
	11/13/2018							5,961			$162,497
	11/13/2018				—	11,922	23,844				$324,994
C. Eric Swank		$-	$350,000	$644,000
	11/13/2018								13,571	$27.26	$118,746
	11/13/2018							4,356			$118,745
	11/13/2018				—	8,712	17,424				$237,489
	1/2/2019								5,847	$32.53	$62,504
	1/2/2019							1,921			$62,490
	1/2/2019				—	3,843	7,686				$125,013
Christopher A. Harrison		$-	$228,888	$421,154
	11/13/2018								11,429	$27.26	$100,004
	11/13/2018							3,668			$99,990
	11/13/2018				—	7,337	14,674				$200,007
Ross D. Cooper		$-	$253,568	$466,565
	11/13/2018								10,000	$27.26	$87,500
	11/13/2018							3,210			$87,505
	11/13/2018				—	6,420	12,840				$175,009
Paul M. Isabella		$-	$997,050	$1,834,572
	11/13/2018								64,943	$27.26	$568,251
	11/13/2018							20,846			$568,262
	11/13/2018				—	41,691	83,382				$1,136,497

____________________________

[1]

These non-equity incentive plan awards were based on Company-wide AEBT and individual performance, or in the case of Mr. Francis, individual performance. See Compensation Discussion and Analysis under the headings “Annual Cash Incentives” and “CEO Transition.”

[2]

The vesting of these restricted stock units is subject to both performance-based and time-based requirements. The performance-based metrics are satisfied upon the Company meeting a cumulative two-year Adjusted EPS target and average organic net sales growth target for fiscal years 2019 and 2020, each weighted at 50%, and the units can vest at a percentage equal to 0% to 200% of the target. The time-based vesting requirement is satisfied on November 13, 2021. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[3]	These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date.
[4]

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

[5]

These amounts represent the grant date fair value of stock options and restricted units awarded to the named executive officers in fiscal year 2019, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 12 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2019.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2019:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards[1]				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested[2] (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested[3] (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Julian G. Francis	8/22/2019	—	62,984	$31.16	8/22/2029
	8/22/2019							41,720		$1,398,872
	8/22/2019					11,232	$376,609
Joseph M. Nowicki	3/25/2013	5,000	—	$38.43	3/25/2023
	11/22/2013	7,531	—	$36.19	11/22/2023
	11/21/2014	7,380	—	$28.64	11/21/2024
	11/20/2015	9,232	—	$37.89	11/20/2025
	11/18/2016	6,597	3,299	$47.40	11/18/2026
	11/18/2016					772	$25,885
	11/18/2016					2,967	$99,484
	11/16/2017	3,415	6,831	$55.17	11/16/2027
	11/16/2017					2,945	$98,746
	2/12/2018							8,930	(4)	$299,423
	11/13/2018	—	18,571	$27.26	11/13/2028
	11/13/2018							11,922		$399,745
	11/13/2018					5,961	$199,872
C. Eric Swank	11/22/2013	1,883	—	$36.19	11/22/2023
	11/21/2014	3,690	—	$28.64	11/21/2024
	11/20/2015	6,127	—	$37.89	11/20/2025
	11/18/2016	4,985	2,492	$47.40	11/18/2026
	11/18/2016					583	$19,548
	11/18/2016					2,242	$75,174
	11/16/2017	2,496	4,991	$55.17	11/16/2027
	11/16/2017					2,152	$72,157
	2/12/2018							6,526	(4)	$218,817
	11/13/2018	—	13,571	$27.26	11/13/2028
	11/13/2018							8,712		$292,113
	11/13/2018					4,356	$146,057
	1/2/2019	—	5,847	$32.53	1/2/2029
	1/2/2019							3,843		$128,856
	1/2/2019					1,921	$64,411
Christopher A. Harrison	10/13/2014	2,333	—	$24.17	10/13/2024
	11/21/2014	1,538	—	$28.64	11/21/2024
	11/20/2015	5,147	—	$37.89	11/20/2025
	11/18/2016	3,988	1,994	$47.40	11/18/2026
	11/18/2016					467	$15,659
	11/18/2016					1,793	$60,119
	11/16/2017	2,102	4,203	$55.17	11/16/2027
	11/16/2017					1,813	$60,790
	2/12/2018							5,496	(4)	$184,281
	11/13/2018	—	11,429	$27.26	11/13/2028
	11/13/2018							7,337		$246,010
	11/13/2018					3,668	$122,988
Ross D. Cooper	11/14/2012	2,000	—	$30.15	11/14/2022
	11/22/2013	4,311	—	$36.19	11/22/2023
	11/21/2014	4,225	—	$28.64	11/21/2024
	11/20/2015	5,147	—	$37.89	11/20/2025
	11/18/2016	3,519	1,759	$47.40	11/18/2026

	11/18/2016					412	$13,814
	11/18/2016					1,582	$53,044
	11/16/2017	1,839	3,678	$55.17	11/16/2027
	11/16/2017					1,586	$53,179
	2/12/2018							4,809	(4)	$161,246
	11/13/2018	—	10,000	$27.26	11/13/2028
	11/13/2018							6,420		$215,263
	11/13/2018					3,210	$107,631
Paul M. Isabella	11/16/2010	12,019	—	$15.47	11/16/2020
	1/1/2011	10,000	—	$17.87	1/1/2021
	11/18/2011	22,000	—	$18.72	8/22/2021
	11/14/2012	17,659	—	$30.15	8/22/2021
	11/22/2013	23,722	—	$36.19	8/22/2021
	11/21/2014	23,247	—	$28.64	8/22/2021
	11/20/2015	28,595	—	$37.89	8/22/2021
	11/18/2016	23,457	11,729	$47.40	8/22/2021
	11/18/2016					2,743	$91,973
	11/18/2016					10,549	$353,708
	11/16/2017	11,943	23,886	$55.17	8/22/2021
	11/16/2017					10,300	$345,359
	2/12/2018							20,819	(4)	$698,061
	11/13/2018	—	64,943	$27.26	8/22/2021
	11/13/2018							41,691		$1,397,899
	11/13/2018					20,846	$698,966

____________________________

[1]	All stock options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three annual installments on the first, second and third anniversary of the grant date.
[2]

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date. The total market value is based on the price of our common stock of $33.53 per share at the end of fiscal year 2019. Performance-based restricted stock units that were granted on November 18, 2016 contained performance conditions that were satisfied during fiscal year 2019, and thereafter such units were subject only to time-based vesting. Accordingly, these restricted stock units are shown with other time-based restricted stock units.

[3]

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics, unless noted otherwise. The total market value is based on the price of our common stock of $33.53 per share at the end of fiscal year 2019 and vesting at target.

[4]	These performance-based restricted stock units vest on November 16, 2020, subject to the Company meeting defined performance metrics.

Options Exercised and Stock Vested

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the named executive officers during the fiscal year ended September 30, 2019.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise[1] ($)	Number of shares acquired on vesting (#)	Value realized on vesting[2] ($)
Julian G. Francis	—	$—	—	$—
Joseph M. Nowicki	—	—	17,562	917,614
C. Eric Swank	—	—	37,883	1,223,269
Christopher A. Harrison	—	—	7,966	243,885
Ross D. Cooper	—	—	6,698	204,209
Paul M. Isabella	31,100	606,827	44,719	1,369,422

____________________________

[1]	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.
[2]	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (except as provided below). Based on the price of the Company’s stock of $33.53 as of September 30, 2019, the values of unvested stock options for the named executives as of that date (based on the difference between such stock price and the exercise prices) were as follows: Mr.

Francis — $149,272; Mr. Nowicki — $116,440; Mr. Swank — $ 90,937; Mr. Harrison — $ 71,660; Mr. Cooper — $62,700; and Mr. Isabella — $407,193.

Pursuant to restricted stock unit award agreements with our named executive officers, restricted stock units will vest upon death, disability, or, except as provided below, a change of control (at target in the case of performance-based units). Based on the price of the Company’s stock of $33.53 as of September 30, 2019, the values attributable to the unvested restricted stock units that would vest on death or disability or in the event of a change in control as of that date were as follows: Mr. Francis — $1,775,481; Mr. Nowicki — $1,123,154; Mr. Swank — $1,017,133; Mr. Harrison — $689,846; Mr. Cooper — $604,177; and Mr. Isabella — $3,585,966. In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level). Please see the second sentence of this paragraph for the values attributable to the restricted stock units that would vest upon retirement of the named executive officers, based on the price of the Company’s stock of $33.53 as of September 30, 2019 and assuming that performance-based units vest at target.

Equity awards granted in fiscal year 2015 and beyond contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, it shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

Other Agreements

For a description of Mr. Nowicki’s Separation Agreement, please see “Separation Agreement” in the Compensation Discussion and Analysis. Under the terms of his agreement, the values of his separation benefits as of our fiscal year end of September 30, 2019 were as follows: vesting of stock options — $38,818; vesting of restricted stock units — $697,525; salary continuation — $505,918; bonus amount — $493,271; reimbursement of COBRA premium — $14,615. The values of the vesting of stock options and restricted stock units were calculated based on the price of the Company’s stock of $33.53 as of September 30, 2019 and performance-based restricted stock units vesting at target. Such benefits are conditioned on Mr. Nowicki’s continued compliance with his existing Restrictive Covenant Agreement.

For a description of Mr. Isabella’s Employment and Post-Employment Exclusive Consulting Agreement, please see “CEO Transition” in the Compensation Discussion and Analysis. Under the terms of his agreement, the values of his benefits as of his separation date were as follows: consulting agreement retainer — $1,392,000; prorated earned bonus — $0; estimated value of medical benefit — $7,858. The values of Mr. Isabella’s stock options and restricted stock units cannot be calculated as of his separation date since they continue to vest during the consulting period. Assuming a stock price at vesting equal to the Company’s stock price of $33.53 as of September 30, 2019, performance-based restricted stock units vesting at target, and no intervening vesting events under the equity award agreements, the total values at vesting would be as follows: stock options — $271,460; restricted stock units — $1,489,101. Such benefits are conditioned on Mr. Isabella’s continued compliance with his existing Restrictive Covenant Agreement.

Employment Agreements

Except as described under “Other Agreements” above, there are no other employment, severance or change-in-control agreements currently entered into by and between any current executive officer and the Company.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual combined total compensation of Mr. Isabella and Mr. Francis, who both served as our Chief Executive Officer during fiscal year 2019, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

We selected September 30, 2019, the end of our fiscal year, as the date on which to determine our median employee. For purposes of identifying the median employee, we considered all 7,929 U.S. employees, excluding the two employees who served as CEO during fiscal year 2019. We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending September 30, 2019. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in

Canada) who in the aggregate comprised less than 5% of our total employees. Our total number of U.S. employees was 7,929 and our total number of non-U.S. employees was 266.

Ratio

Mr. Isabella’s and Mr. Francis’s combined annual total compensation, as reported in the 2019 Summary Compensation Table, was $6,333,050. The median employee’s fiscal year 2019 annual total compensation that would be reportable in the Summary Compensation Table was $60,562. Based on this information, the ratio of the combined annual total compensation of Mr. Isabella and Mr. Francis to the annual total compensation of our median employee is 105 to 1.

The ratio in fiscal year 2018 was 56 to 1. The 2019 CEO compensation, and pay ratio, was temporarily inflated by one-time new hire compensation for Mr. Francis, and by combining Mr. Francis’s and Mr. Isabella’s 2019 compensation. We do not expect this to repeat in fiscal year 2020.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2019, the Compensation Committee of our Board of Directors was comprised of Neil Novich, Barbara Fast, Alan Gershenhorn, and Richard Frost. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2019.

Name	Fees earned or paid in cash ($)	Stock awards[1] ($)	Total ($)
Carl T. Berquist	$115,000	$120,011	$235,011
Barbara G. Fast[2]	82,119	155,192	237,311
Richard W. Frost	105,000	120,011	225,011
Alan Gershenhorn	95,000	120,011	215,011
Philip W. Knisely	80,000	120,011	200,011
Robert M. McLaughlin	90,000	120,011	210,011
Neil S. Novich	102,500	120,011	222,511
Stuart A. Randle[3]	112,500	120,011	232,511
Nathan K. Sleeper	80,000	120,011	200,011
Douglas L. Young	97,500	120,011	217,511

____________________________

[1]	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
[2]	Stock awards amount includes compensation of $35,181 for restricted stock units granted in connection with her initial appointment as a director in October 2018.
[3]	Lead Independent Director.

As of September 30, 2019, stock options outstanding, stock options exercisable and stock awards outstanding for each non-employee director included the following:

Name	Options outstanding (#)	Options exercisable (#)	Stock awards outstanding (#)
Carl T. Berquist	—	—	9,532
Barbara G. Fast	—	—	4,697
Richard W. Frost	—	—	20,371
Alan Gershenhorn	—	—	12,362
Philip W. Knisely	—	—	11,138
Robert M. McLaughlin	—	—	5,340
Neil S. Novich	—	—	20,371
Stuart A. Randle	10,369	10,369	19,796
Nathan K. Sleeper	—	—	5,512
Douglas L. Young	—	—	14,967

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $80,000;
•

an annual stock award valued at approximately $120,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested unexercised/unsettled equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting;

•	an additional annual retainer of $25,000 for the Lead Independent Director;
•	an additional annual retainer of $25,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $10,000 for the Nominating & Corporate Governance Committee chair;
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees;
•

non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested unexercised/unsettled equity awards with a total fair value greater than or equal to five times the annual cash award before any vested restricted stock units may be settled prior to termination of service on the Board; and

•

in addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company officers, directors, and employees are prohibited from engaging in hedging and pledging shares of Company stock.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. We are subject to the Sarbanes-Oxley Act and the Dodd-Frank Act which, among other things, establish, or provide the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. This code of conduct is available on our website at www.becn.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We purchase products from Cornerstone Building Brands, Inc. (formerly Ply Gem Industries, Inc.) and its subsidiaries (collectively, “Cornerstone”), the largest North American integrated manufacturer and marketer of external building products for the commercial, residential, and repair & remodel construction industries. Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a substantial minority of the capital stock of Cornerstone. During the twelve months ending September 30, 2019, Cornerstone invoiced us an aggregate of approximately $125 million. We believe that the terms of the purchases made from Cornerstone were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties. Our relationship with Cornerstone predates the CD&R investment in the Company.

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock is convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, subject to customary anti-dilution adjustments, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind), subject to adjustment to 9.0% per annum on the occurrence of certain triggering events.

Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Stock, in whole or in part, for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed. In the event of a change of control of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of its shares at a price per share equal to the liquidation value of such shares.

Holders of the Preferred Stock generally will be entitled to vote with holders of shares of the Company’s common stock on all matters submitted for a shareholder vote (voting together with holders of shares of the Company’s common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of the Company’s common stock issuable upon conversion of such Preferred Stock would have been entitled. Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class. Holders of the Preferred Stock have agreed to cause the Preferred Stock and common stock beneficially owned to be voted at any meeting of shareholders (i) in favor of each director nominated and recommended by the Board for election and (ii) against any shareholder nominations for director or other shareholder proposals which are not approved and recommended by the Board.

The Investment Agreement provides that the CD&R Investors (i) may designate two directors, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one director, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of the Preferred Stock initially issued to the CD&R Stockholder at closing, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) upon the request of the CD&R Stockholder, and pursuant to which the CD&R Stockholders may make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock received upon conversion of the Preferred Stock held by the CD&R Stockholders. The CD&R Stockholders also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or Preferred Stock.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our shareholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2020 Annual Meeting of Shareholders, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the 2020 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2020 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 11, 2020. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 14, 2020 and no later than November 13, 2020, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 9, 2020

Appendix A

BEACON ROOFING SUPPLY, INC.

SECOND AMENDED AND RESTATED 2014 STOCK PLAN

Section 1.Purpose.

The purpose of the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan (the “Plan”) is to attract and retain outstanding individuals as Key Employees and Directors of Beacon Roofing Supply, Inc. (the “Company”) and its Subsidiaries, to recognize the contributions made to the Company and its Subsidiaries by Key Employees and Directors, and to provide such Key Employees and Directors with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Key Employees and Directors with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of or relating to Common Stock of the Company, including Stock Options, Stock Awards, Stock Units and Stock Appreciation Rights.

Section 2.Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“2004 Plan” means the Beacon Roofing Supply, Inc. Amended and Restated 2004 Stock Plan.
2.2	“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, Stock Award, Stock Unit or Stock Appreciation Right.
2.3	“Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement or Stock Unit Agreement or Stock Appreciation Rights Agreement evidencing an Award granted under the Plan.
2.4	“Board” means the Board of Directors of the Company or the Committee, to the extent the Board has delegated authority as described in Section 3.1 of the Plan.
2.5	“Change in Control” has the meaning set forth in Section 9.2 of the Plan.
2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.7

“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan to the extent such committee is comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act.

2.8	“Common Stock” means the Common Stock, par value $.01 per share, of the Company.
2.9	“Company” means Beacon Roofing Supply, Inc., a Delaware corporation.
2.10	“Director” means a director of the Company who is not an employee of the Company or any Subsidiary.
2.11	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.12	“Fair Market Value” means the closing price of the Common Stock on the NASDAQ Global Select Market.
2.13	“Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.
2.14

“Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3. A Key Employee may also include a person who is granted an Award in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not be an Incentive Stock Option and shall not vest prior to the commencement of employment.

2.15	“Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.

2.16	“Participant” means a Key Employee or Director selected to receive an Award under the Plan.
2.17	“Plan” means the Beacon Roofing Supply, Inc. Second Amended and Restated 2014 Stock Plan.
2.18	“Stock Appreciation Right” or “SAR” means the grant of a right to receive shares of Common Stock or cash under Section 8 of the Plan.
2.19	“Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.
2.20	“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.
2.21	“Stock Unit” means a right to receive shares of Common Stock or cash under Section 7 of the Plan.
2.22	“Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.
2.23

“Substitute Award” means an Award granted under the Plan upon the assumption, substitution or exchange of outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that “Substitute Award” shall not include an Award granted in connection with a repricing of a Stock Option or SAR.

Section 3.Administration.

3.1	The Committee.

The Plan shall be administered by the Committee.

3.2	Authority of the Committee.

(a)The Committee, in its sole discretion, shall determine the Key Employees and Directors to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b)The Committee may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed.

(c)The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d)No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3	Award Agreements.

(a)Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. An Award Agreement shall contain a vesting schedule as determined in the sole discretion of the Compensation Committee; provided that Options and SARs shall not become exercisable until at least one year following the date of grant, and the restrictions on Stock Awards and Stock Units shall not lapse for at least one year following the date of grant; and provided further that notwithstanding the foregoing, no minimum vesting schedule shall apply to (i) Awards that result in the issuance of up to an aggregate of 5% of the Common Stock reserved for issuance under Section 4, (ii) Substitute Awards, or (iii)

the Committee’s discretion to provide for accelerated vesting of any Award, including in cases of retirement, death, disability or Change in Control.

(b)In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (i) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (ii) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (iii ) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Committee shall determine. If the Participant shall fail to enter into any such agreement at the request of the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

3.4	Performance Goals.

(a)The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more financial, strategic or operational criteria, including, but not limited to: return on equity; earnings, earnings per share or earnings per share growth; net income plus interest expense and other financing costs (net of interest income), income taxes, depreciation and amortization, adjustments to contingent consideration, and stock-based compensation; Common Stock price; total stockholder return; return on assets; asset or inventory turnover; working capital, inventory, accounts payable or accounts receivable; return on investment; cash flow (including operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); net or pre-tax income; profit margin; market share; expense management; or net sales or revenue, or net sales or revenue growth; or any other objective or subjective measures determined by the Committee. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary, unusual or infrequently occurring charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claim judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b)With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

Section 4.Shares of Common Stock Subject to Plan.

4.1	Total Number of Shares.

(a)The total number of shares of Common Stock that may be issued with respect to Awards granted under the Plan on or after February 11, 2020 is 4,850,000 shares, which is in addition to the 673,381 shares that remained available for future grants under the Plan as of November 30, 2019. Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

(b)Stock Options and SARs granted after December 4, 2015 under the Plan shall reduce the number of shares of Common Stock available for Awards by one share for every share subject to the Stock Option or SAR. Stock Awards and Stock Unit Awards granted after December 4, 2015 under the Plan that are settled in shares of Common Stock shall reduce the number of shares available for Awards by 2.25 shares for every share delivered. Awards that are settled in cash shall not reduce the number of shares available for Awards.

(c)If after December 4, 2015 (i) there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason under the Plan, or a lapse, forfeiture, expiration, termination or cancellation of any award for any reason under the 2004 Plan, or (ii) shares subject to a Stock Award or Stock Unit Award under the Plan, or shares subject to a stock unit award under the 2004 Plan, are delivered by a Participant or withheld by the Company on behalf of such Participant as full or partial payment of any required withholding taxes, then in each case the shares subject to such Award shall be available for issuance pursuant to subsequent Awards under the Plan, with each share subject to Stock Options or SARs under the Plan and each share subject to stock options under the 2004 Plan counting as one share added back and each share subject to Stock Awards or Stock Unit Awards under the Plan and each share subject to stock unit awards under the 2004 Plan counting as 2.25 shares added back, and such shares shall not count against the aggregate number of shares of Common Stock that may be issued under the Plan.

(d)The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant after December 4, 2015 as full or partial payment of the exercise price of a Stock Option under the Plan, or the exercise price of a stock option under the 2004 Plan, or of any required withholding taxes with respect to such Stock Options, SARs or stock options, shall again be available for issuance pursuant to subsequent Awards, and shall not count against the aggregate number of shares of Common Stock that may be issued under the Plan. The number of shares of Common Stock subject to an SAR that may be settled in shares that are not issued in connection with the settlement of the SAR after December 4, 2015 shall again be available for issuance pursuant to subsequent Awards, and shall not count against the aggregate number of shares of Common Stock that may be issued under the Plan.

(e)The number of shares of Common Stock available for Awards under the Plan shall not be reduced by (i) the number of shares subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity that was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) that become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

4.2	Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a)The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in any fiscal year is 500,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled), except that the maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options or SARs in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 (or in the event the SAR is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date the Award is settled).

(b)The maximum number of shares of Common Stock that may be subject to Incentive Stock Options is 5,400,000.

(c)The maximum number of shares of Common Stock that may be used for Stock Awards and Stock Unit Awards that may be granted to any Key Employee in any fiscal year is 500,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled, except that the maximum number of shares that may be used for such Stock Awards and Stock Unit Awards in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 or, if settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(d)The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single fiscal year (excluding Awards granted to the Director in connection with the Director’s election to defer all or a portion of annual and committee cash retainer fees), when taken together with annual cash compensation, shall not exceed $400,000 ($600,000 in the first year as a Director or in any year for a non-employee Chairman of the Board).

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3	Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, special or extraordinary dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or the price of other Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances.

Section 5.Stock Options.

5.1	Grant.

Subject to the terms of the Plan, the Committee may grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be ISOs. Stock Options granted under the Plan to Directors will be NSOs.

5.2	Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no dividend or other distribution rights with respect to any Stock Option prior to the date it is settled in shares of Common Stock.

5.3	Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a)The per share exercise price of each Stock Option shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted. Notwithstanding the foregoing, in the case of a Stock Option that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value of the Common Stock on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b)Each Stock Option shall become exercisable as provided in the Stock Option Agreement; provided that the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date provided in the Stock Option Agreement, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise a Stock Option because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the Stock Option exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

5.4	Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a)The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b)Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c)No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

5.5	Exercise of Stock Options.

(a)A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Committee may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

(b)The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i)in cash;

(ii)in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii)by directing the Company to withhold the number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option that have an aggregate Fair Market Value equal to the exercise price;

(iv)by delivering previously acquired shares of Common Stock that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

(v)by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(c)The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 5.5(b)(ii) or Section 10(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 6.Stock Awards.

6.1	Grant.

The Committee may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Board deems appropriate.

6.2	Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific provisions:

(a)Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Committee shall determine.

(b)The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in the Stock Award Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Except as provided in this subsection (c) and unless otherwise provided in the Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares subject to the Stock Award and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions, the Company shall accumulate and hold such dividends or distributions, which shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

(d)The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited, resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 7.Stock Units.

7.1	Grant.

The Committee may, in its discretion, grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event, as provided in the Stock Unit Agreement.

7.2	Stock Unit Agreement.

Each grant of Stock Units to a Participant under this Section 7 shall be evidenced by a Stock Unit Agreement, which shall specify the restrictions, terms and conditions established by the Committee in its sole discretion, not inconsistent with the Plan and the following provisions:

(a)The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Stock Unit held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(b)Except as provided in this subsection (b), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. A Stock Unit Agreement may provide that, until the Stock Units are settled in shares of Common Stock or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Stock, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions, the Company shall accumulate and hold such amounts, which shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject, and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(c)Upon settlement of Stock Units in Common Stock, the Company shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non–certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 8.SARs.

8.1	Grants.

Subject to the terms of the Plan, the Committee may grant SARs to Participants. Upon exercise, an SAR entitles the Participant to receive from the Company a number of shares of Common Stock having an aggregate Fair Market Value equal to the excess of the Fair Market Value of one share as of the date on which the SAR is exercised over the exercise price, multiplied by the number of shares with respect to which the SAR is being exercised. Cash shall be delivered in lieu of any fractional Shares. The Committee, in its discretion, and as set forth in the SAR Agreement, may provide for payments upon exercise of the SAR in cash, in an amount equal to the Fair Market Value on the date of exercise of the shares of Common Stock otherwise issuable upon such exercise.

8.2	SAR Agreement.

The grant of each SAR shall be evidenced by a written SAR Agreement specifying the terms and conditions of the SAR as the Committee may determine, including the exercise price, the duration of the SAR, the number of shares of Common Stock to be subject to each SAR, the form of settlement and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. A Participant shall have no dividend or other distribution rights with respect to any SARs prior to the date they are settled in shares of Common Stock.

8.3	Exercise Price and Exercise Period.

(a)The per share exercise price of each SAR shall not be less than 100% of the Fair Market Value of a Share on the date the SAR is granted. Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the exercise price may be less than 100% of the Fair Market Value on the date of grant, provided that the excess of (i) the aggregate Fair Market Value (as of the date of such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of (iii) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed, substituted or exchanged by the Company over (iv) the aggregate exercise price of such shares.

(b)Each SAR shall become exercisable as provided in the SAR Agreement provided that the Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Committee in its sole discretion).

(c)Each SAR shall expire and all rights thereunder shall cease on the date provided in the SAR Agreement, but in no event more than ten years after the date of grant, provided however, if a Participant is unable to exercise an SAR because trading in the Common Stock is prohibited by law or the Company’s insider-trading policy, the SAR exercise date shall be extended to the date that is 30 days after the expiration of the trading prohibition.

8.4	Exercise of SARs.

A Participant entitled to exercise an SAR may do so by delivery of a written notice in accordance with procedures established by the Committee specifying the number of shares of Common Stock with respect to which the SAR is being exercised and any other information the Company may prescribe. As soon as reasonably practicable after the exercise of an SAR, the Company shall (i) issue, in the name of the Participant, stock certificates representing the total number of full shares of Common Stock to which the Participant is entitled and cash in an amount equal to the Fair Market Value, as of the date of exercise, of any resulting fractional share and/or (ii) to the extent the Committee provides for settlement in cash, deliver to the Participant an amount equal to the Fair Market Value as of the date of exercise of the shares it would otherwise be obligated to deliver. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 9.Change in Control.

9.1	Effect of Change in Control.

In addition to the Committee’s authority set forth in Section 3, upon a Change in Control of the Company, the Committee is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide that (i) all outstanding Awards shall become fully vested and exercisable and (ii) all restrictions applicable to all Awards shall terminate or lapse; (b) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (c) provide for the purchase of any outstanding Stock Award and/or Stock Unit for an amount of cash equal to the then Fair Market Value of the Common Stock, multiplied by the number of shares of Common Stock subject to the Stock Award or Stock Unit Award; (d) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; and (e) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

9.2	Definition of Change in Control.

“Change in Control” shall mean the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

(a)Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b)The Company consummates a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c)The Company sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors; or

(d)During any period of two consecutive years or less (not including any period prior to the approval of the Plan by the Board), individuals who at the beginning of such period constituted the Board (and any new Directors, whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board. Any new Director described in the parenthetical above shall not include any person who becomes Director as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation.

Section 10.Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a)in cash;

(b)in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c)by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld (or such other amount of tax that will not cause adverse accounting consequences and is permitted under the applicable IRS withholding rules);

(d)by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or

(e)by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 11.Postponement.

The Committee may postpone any grant or settlement of an Award or exercise of a Stock Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company:

(a)to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b)to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c)to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 12.Non-transferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than:

(a)by will or by the laws of descent and distribution;

(b)pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

(c)as permitted by the Committee with respect to a NSO transferable for no consideration by the Participant during his lifetime.

In each case, the terms and conditions applicable to the transferability of the Award shall be established by the Committee.

Section 13.Termination or Amendment of Plan and Award Agreements.

13.1	Termination or Amendment of Plan.

(a)The Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b)The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

13.2	Amendment of Award Agreements.

The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

13.3	Repricing of Stock Options or SARs.

Notwithstanding the foregoing, except in connection with an equitable adjustment pursuant to Section 4.3 or a Change in Control, any amendment to the Plan or any outstanding Award Agreement that results in the repricing of Stock Options or SARs shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the exercise price of a Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash, Stock Options or SARs with an exercise price less than the exercise price of the cancelled Stock Options or SARs, other Awards or any other consideration provided by the Company.

Section 14.No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 15.Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 16.Effective Date and Term of Plan.

16.1	Effective Date.

The Plan (as most recently amended and restated) was adopted by the Board on December 23, 2019, with the share increase described in Section 4.1(a) to be effective upon the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on February 11, 2020, and any adjournment or postponement thereof. In the event the share increase described in Section 4.1(a) is not approved by stockholders at the annual meeting on February 11, 2020, Sections 4.1(a) and 4.2(b) as in effect immediately prior to the Board’s approval on December 23, 2019 shall remain in effect.

16.2	Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the 10th anniversary of the Plan’s effective date as determined in Section 16.1 above.

PROXY TABULATOR FOR P.O. Box 8016 Cary, NC 27512-9903 Annual Meeting of Beacon Roofing Supply, Inc. to be held on Tuesday, February 11, 2020 for Holders as of December 17, 2019 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: February 11, 2020 Time: 8:00 a.m. ET Place: The St. Regis Atlanta 88 West Paces Ferry Rd. Atlanta, GA 30305 Annual Meeting of Beacon roof ing supply , INC. Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR all nominees for director listed in proposal 1 and FOR proposals 2, 3, and 4. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, and 4. All votes must be received by 11:59 p.m. ET on February 10, 2020 All votes from 401(k) Plan or Shareworks participants must be received by 11:59 p.m. ET on February 5, 2020 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 11, 2020: The Proxy Statement and 2019 Annual Report are available at www.proxydocs.com/BECN. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR www.proxypush.com/BECN • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-859-2136 INTERNET TELEPHONE VOTE BY: Call Go To Beacon Roofing Supply, Inc. 01 Robert R. Buck 02 Julian G. Francis 03 Carl T. Berquist 04 Barbara G. Fast 05 Richard W. Frost 06 Alan Gershenhorn 07 Philip W. Knisely 08 Robert M. McLaughlin 09 Neil S. Novich 10 Stuart A. Randle 11 Nathan K. Sleeper 12 Douglas L. Young Directors Recommend For For For For For For For For For For For For For Withhold 1: Election of twelve members to our Board of Directors to hold office until the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1); Please sign exactly as your name(s) appear hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please Sign Here Please Date Above Please Sign Here Please Date Above Authorized Signatures - This section must be completed for your instructions to be executed. 2: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020 (Proposal No. 2); For For For 3: To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); 5: The transaction of such other business as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof. 4: To approve the share increase under the Company’s second Amended and Restated 2014 stock plan (Proposal No. 4); and For Against Abstain

The undersigned appoints Julian G. Francis and Joseph M. Nowicki (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The St. Regis Atlanta, 88 West Paces Ferry Rd., Atlanta, GA 30305, on Tuesday, February 11, 2020 at 8:00 a.m. ET and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2019 Annual Report, (ii) the proxy statement and (iii) the Notice of Annual Meeting of Shareholders dated January 9, 2020. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director listed in proposal 1 and “FOR” proposals 2, 3, and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. This card will also be used to provide voting instructions to the trustee for any shares of common stock held in the Beacon stock fund under the Beacon 401(k) Plan and voting instructions for any shares of common stock held on the Shareworks platform. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet. (Continued and to be signed on reverse side) To attend the meeting and vote your shares in person, please mark this box. Please separate carefully at the perforation and return just this portion in the envelope provided. Proxy — Beacon Roofing Supply, Inc. 505 huntmar Park Dr., Suite 300, Herndon, va 20170 Annual Meeting of Shareholders February 11, 2020, 8:00 a.m. ET This Proxy is Solicited on Behalf of the Board of Directors